Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SALTCHUK RESOURCES, INC.

INTERSTATE DISTRIBUTOR CO.

HEARTLAND EXPRESS, INC. OF IOWA, and

HEARTLAND EXPRESS, INC.,
in its capacity as guarantor

Dated as of July 6, 2017

DISCLOSURE SCHEDULES

Schedules

Schedule 2.01        Organization; Power and Authority; Enforceability
Schedule 2.02        Authorization; No Conflicts
Schedule 2.03        Subsidiaries
Schedule 2.04        Equity Securities; Title
Schedule 2.05        Financial Statements; Undisclosed Liabilities; Internal Controls
Schedule 2.07        Absence of Certain Developments
Schedule 2.08        Real and Personal Properties
Schedule 2.09        Tractors and Trailers
Schedule 2.10        Taxes
Schedule 2.11        Contracts and Commitments
Schedule 2.12        Intellectual Property
Schedule 2.13        Litigation
Schedule 2.14        Employee Benefit Plans
Schedule 2.15        Insurance
Schedule 2.16        Compliance with Laws
Schedule 2.17        Environmental Matters
Schedule 2.18        Affiliated Transactions
Schedule 2.19        Brokerage and Expenses
Schedule 2.20        Sufficiency of and Title to Assets
Schedule 2.21        Employee Relations
Schedule 2.23        Owner-Operators
Schedule 2.24        Permits
Schedule 2.25        Bank Accounts
Schedule 2.26        Loans to Officers and Directors
Schedule 2.27        Fair Competition
Schedule 4.03(i)    Specific Indemnities
Schedule 5.05(a)    Specific Guaranteed Obligations
Schedule 5.05(c)    Intercompany Obligations

Schedules to this Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is executed and delivered as of July 6, 2017, by and among (i) Heartland Express, Inc. of Iowa, an Iowa corporation (“Buyer”); (ii) Interstate Distributor Co., a Washington corporation (the “Company”), (iii) Saltchuk Resources, Inc., a Washington corporation (“Seller”); and (iv) Heartland Express, Inc., a Nevada corporation (“Parent”), in its capacity as guarantor. Capitalized terms used herein have the meanings set forth in Article 6 below or elsewhere in this Agreement.
WHEREAS, Seller owns all of the issued and outstanding shares of the common stock of the Company, no par value per share (the “Company Stock”); and
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, and convey to Buyer, all of the Company Stock for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
Article 1
PURCHASE AND SALE
1.10    Purchase and Sale. Subject to the terms and conditions in this Agreement, at the Closing, Buyer hereby purchases and acquires from Seller, and Seller hereby sells, assigns, transfers, and conveys to Buyer, all of the Company Stock free and clear of all Liens, in exchange for the Final Aggregate Closing Consideration. In furtherance thereof,
(a)    (i) at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the account or accounts specified by Seller, and (ii) after the Closing, Buyer and Seller will make the payments, if any, required by Section 1.02 and otherwise under this Agreement; and
(b)    at the Closing, Seller will deliver, or cause to be delivered, to Buyer shares representing 100% of the Company Stock together with duly executed letters of transmittal.
1.11    Calculation of Estimated and Final Consideration.
(a)    Five (5) Business Days before the Closing, the Company will provide Buyer with estimates of Closing Invested Capital and Closing Indebtedness to be used in the determination of the Estimated Aggregate Closing Consideration.
(b)    For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of: (i) Closing Invested Capital, minus (ii) Two Million Dollars ($2,000,000), minus (iii) Closing Indebtedness.
(c)    Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller, a statement setting forth Buyer’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Closing Indebtedness and Closing Invested Capital (the “Closing Statement”).

(d)    Following receipt by Seller of the Closing Statement and until the Final Aggregate Closing Consideration is finally determined pursuant to this Section 1.02, Seller will be permitted (upon reasonable advance written notice and during normal business hours) to review the Company’s books and records and working papers related to the Closing Statement and determination of the Aggregate Closing Consideration (and the components thereof), and Buyer will promptly provide Seller with reasonable access to all of the Company’s relevant books and records in connection with such review. The Closing Statement will become final and binding on the parties thirty (30) days following Buyer’s delivery thereof, unless Seller delivers written notice of its disagreement (the “Closing Consideration Notice of Disagreement”) to Buyer on or prior to such date. The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that Seller disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount believed to be in dispute. All items in the Closing Statement not identified and disputed in the Closing Consideration Notice of Disagreement will be final and binding for purposes of calculating the Final Aggregate Closing Consideration. If Seller timely delivers a Closing Consideration Notice of Disagreement, then any such disputed items will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the items specified in the Closing Consideration Notice of Disagreement, and (ii) the date all items in dispute are finally resolved in writing by the Independent Accountants.
(e)    During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Seller will seek in good faith to resolve in writing any differences that they may have with respect to the items specified in the Closing Consideration Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Seller will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written information to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and Seller will request that the Independent Accountants deliver to Buyer and Seller its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the items still in dispute and, with respect to each such item, their determination will be within the range of the dispute between Buyer and Seller. The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Indebtedness,” and “Invested Capital” (and related definitions) included herein and the provisions of this Agreement.
(f)    The costs and expenses of the Independent Accountants will be allocated between Buyer and Seller based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller bears to the amount actually contested by such party. For example, if Seller claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.
(g)    If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer will pay to Seller by wire transfer of immediately available funds to the account specified by Seller, an amount equal to the Underpayment.
(h)    If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Seller will pay to Buyer by wire transfer of immediately available funds to the account specified by Buyer, an amount equal to the Overpayment.
(i)    The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for determination of the Final Aggregate Closing Consideration.
(j)    All payments required pursuant to Sections 1.02(g) and 1.02(h) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
(k)    The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
1.12    The Closing. The closing of the purchase and sale of the Company Stock and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”). The Closing will be deemed completed as of 12:01 a.m., Pacific Time, on the Closing Date.
1.13    Closing Deliveries by the Company and Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:
(a)    (i) A copy of the articles of incorporation, or applicable organizational document, of the Company and each of its Subsidiaries, certified by the Secretary of State of the Company's and each of its Subsidiaries’ state of incorporation or organization, as applicable, and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of the Company and each of its Subsidiaries from the Secretary of State of the Company's and each of its Subsidiaries’ state of incorporation or organization, as applicable, dated not earlier than ten (10) days prior to the Closing Date; and (iii) certificates from the Secretary of State of each state where the Company and each of its Subsidiaries is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that the Company and each Subsidiary is in good standing in each such state;
(b)    A certificate of the secretary or assistant secretary of the Company, certifying as to (i) a copy of the bylaws of the Company, (ii) a copy of the resolutions of the board of directors of the Company, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve the Company, and (iv) incumbency and signatures of the Company’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents to which the Company is a party;

(c)    A certificate of the secretary or assistant secretary of Seller, certifying as to (i) a copy of the resolutions of the board of directors of Seller, approving and authorizing the execution, delivery, and performance of this Agreement and all other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect without modification or amendment, (ii) no action has been taken or is pending to dissolve Seller, and (iii) incumbency and signatures of each of Seller’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents to which Seller is a party;
(d)    Copies of all consents and approvals of third parties listed on Schedule 1.04(d), if any;
(e)    Stock certificates representing 100% of the outstanding capital stock of the Company, accompanied by duly executed letters of transmittal;
(f)    Payoff or similar letters from the entities set forth on Schedule 1.04(f), if any, indicating that, upon payment of the amount specified in such letters, all Liens against the Company Stock and the property of the Company held by such Persons will be released and all obligations of the Company (other than contractual contingent indemnity obligations) to such Persons will be satisfied;
(g)    Amended and Restated Real Property Leases with certain lessors owned by or Affiliated with Seller, duly executed by the applicable lessor(s), for the properties currently leased by the Company in Fontana, CA, Lebanon, TN, and Tacoma, WA (the “Amended and Restated Leases”);
(h)    Duly executed resignations, effective as of the Closing, of each director and each officer of the Company requested by Buyer;
(i)    A certificate duly executed by the Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares of the Company are not U.S. real property interests;
(j)    A certificate of Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(k)    Legal opinion of Garvey Schubert Barer (“GSB”) in reasonable and customary form;
(l)    The releases and other documentation required under Section 5.05(b), if any;
(m)    Release of claims duly executed by Seller in form and substance reasonably satisfactory to Buyer (the “Shareholder Release”);
(n)    The Restrictive Covenant Agreement in the form of Exhibit A;
(o)    The Mutual Transition Services Agreement (the “Transition Services Agreement”) duly executed by Seller;
(p)    The Claims Management Agreement (the “Claims Management Agreement”) duly executed by Seller;
(q)    Seller’s good-faith calculation of the Estimated Aggregate Closing Consideration, including estimates of Closing Invested Capital and Closing Indebtedness, pursuant to Section 1.02(a); and

(r)    All other documents, instruments, agreements, and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents, or reasonably requested by Buyer in connection with consummation of the transactions contemplated by this Agreement.
1.14    Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to Seller the following documents, each of which will be in form and substance satisfactory to Seller:
(a)    A copy of the certificate of incorporation of Buyer, certified by the Iowa Secretary of State and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of good standing of Buyer from the Iowa Secretary of State, dated not earlier than ten (10) days prior to the Closing Date;
(b)    A copy of the certificate of incorporation of Parent, certified by the Nevada Secretary of State and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of good standing of Parent from the Nevada Secretary of State, dated not earlier than ten (10) days prior to the Closing Date;
(c)    A certificate of the secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (ii) no action has been taken or is pending to dissolve Buyer, and (iii) incumbency and signatures of each of Buyer’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(d)    A certificate of the secretary of Parent, certifying as to (i) a copy of the resolutions of the board of directors of Parent, approving and authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which Parent is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (ii) no action has been taken or is pending to dissolve Parent, and (iii) incumbency and signatures of each of Parent’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(e)    Legal opinion of Scudder Law Firm, P.C., L.L.O. in reasonable and customary form;
(f)    Release of claims duly executed by the Company in form and substance reasonably satisfactory to Seller (the “Company Release”);
(g)    The Claims Management Agreement duly executed by Buyer and the Company;
(h)    The Mutual Transition Services Agreement duly executed by the Company;
(i)    The Amended and Restated Leases duly executed by the Company; and
(j)    All other documents, instruments, agreements, and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents, or reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
Except as otherwise set forth in the disclosure schedules attached to this Agreement (the “Schedules”), provided, that disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (a) a cross reference to such other Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Schedule, Seller represents and warrants to Buyer as of the date hereof:
2.10    Organization; Power and Authority; Enforceability.
(a)    Seller is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 2.01, which constitute all of the jurisdictions in which the ownership or leasing of its assets or property, or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.
(a)    Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The Company and each of its Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its business as presently conducted.
(b)    This Agreement has been duly executed and delivered by Seller and the Company, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which Seller or the Company is a party, when executed and delivered by Seller or the Company, will be duly executed and delivered by Seller or the Company, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which Seller or the Company is a party will constitute a valid and binding obligation of Seller or the Company, enforceable against Seller or the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
2.11    Authorization; No Conflicts.
(a)    The execution, delivery, and performance by Seller and the Company of this Agreement and the other Transaction Documents to which Seller or the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller and the Company, and no other corporate proceedings on Seller’s or the Company’s part are necessary to authorize the execution, delivery, or performance of this Agreement and the other Transaction Documents to which it is a party.

(b)    Except as set forth on Schedule 2.02, the execution, delivery, and performance by Seller and the Company of this Agreement and the other Transaction Documents to which Seller or the Company is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of Seller or the Company or any of its Subsidiaries, result in any breach of, constitute a default under, trigger any penalty or change in control payment under, or require any authorization, consent, approval, filing, exemption, or other action by or notice to any Governmental Authority or other third party, under the provisions of any of Seller’s or the Company’s or any of its Subsidiaries’ certificate of incorporation (or equivalent governing documents) or any agreement set forth on Schedule 2.11(a), or any material law, statute, rule or regulation or order, judgment or decree to which Seller, the Company, or any of its Subsidiaries or any of their respective properties or assets is subject.
2.12    Subsidiaries. Schedule 2.03 sets forth each Person in which the Company, directly or indirectly, owns any stock, partnership interest, joint venture interest, or other equity ownership interest. The Company, does not, directly or indirectly, own or hold the right or have an obligation to acquire any stock, partnership interest, joint venture interest, or other equity ownership interest in any other Person. Unless the context requires otherwise, all references to the Company in the Agreement include the Company and its Subsidiaries.
2.13    Equity Securities; Title. Schedule 2.04 sets forth the authorized capital stock of each of the Company and its Subsidiaries, including the number of shares of common stock issued and outstanding. No shares of the Company or its Subsidiaries are issued and held in treasury. Each share of Company Stock has been duly authorized and validly issued, and is fully paid and nonassessable. None of the shares of Company Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of the Company. Except as set forth on Schedule 2.04, the Company has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options, or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Seller is the record and beneficial owner of all of the outstanding shares of Company Stock free and clear of any Liens. Except as set forth on Schedule 2.04, Seller is not a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require Seller or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any capital stock or other ownership interest of the Company. Except for the shares of Company Stock owned by Seller, Seller does not own any shares of capital stock or other securities of the Company or any Options. At the Closing, Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Company Stock free and clear of all Liens.
2.14    Financial Statements; Undisclosed Liabilities; Internal Controls.
(a)    Schedule 2.05(a) consists of: (i) the Company’s unaudited consolidated internal balance sheets as of May 31, 2017 (the “Latest Balance Sheet”) and the related internal statements of income for the respective five (5)-month period then ended, (the “Unaudited Interim Financial Statements”), and (ii) the Company’s and its Subsidiaries’ consolidated balance sheets as of December 31, 2016, December 31, 2015, and December 31, 2014, together with the statements of income and cash flows for the three (3) fiscal years then ended (the “Year-end Financial Statements”), in each case, excluding Spectrum Logistics, Inc. (the statements described in clauses (i) and (ii) of this Section 2.05(a), collectively, the “Financial Statements”). Except as set forth on Schedule 2.05(a), the Year-end Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnote disclosures. The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied throughout the periods covered thereby, except for (I) the absence of footnote disclosures, and (II) changes resulting from normal, recurring year-end adjustments.
(b)    Except as set forth on Schedule 2.05(b), the Company and its Subsidiaries have no liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract, and (iv) liabilities taken into account in calculating Closing Invested Capital, Closing Indebtedness or any other component of Final Aggregate Closing Consideration.
(c)    The Company and each of its Subsidiaries maintain in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Company and each of its Subsidiaries. Since January 1, 2014, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Company or any of its Subsidiaries that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
2.15    Accounts Receivable. All accounts receivable of the Company and each of its Subsidiaries, whether or not reflected on the Latest Balance Sheet, (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries, as applicable, involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of the Company and each of its Subsidiaries not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) are current and collectible net of the reserves shown on the Latest Balance Sheet (which reserves have been established in accordance with GAAP consistently applied). The allowance for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company and each of its Subsidiaries thereof have been, in all material respects, determined in accordance with GAAP consistently applied.
2.16    Absence of Certain Developments. Since December 31, 2016, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonably would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 2.07 or as contemplated by this Agreement, since December 31, 2016, the Company and each of its Subsidiaries have operated its business in the ordinary course of business consistent with past practice in all material respects, and the neither the Company nor any of its Subsidiaries have:
(a)    sold, leased, assigned, or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge, or other Lien (except Permitted Liens) upon any material portion of its assets or property outside the ordinary course of business;
(b)    effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside, or paid any other distribution of any kind (whether in cash, stock or property) to any shareholder, except for cash distributions to Seller and distributions and/or transfers of assets to Seller or its Affiliates related to the spinoff of the Company’s Spectrum Logistics d/b/a Shore Side Logistics division as described on Schedule 2.07, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;

(c)    merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than a Subsidiary of the Company or advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors, and third-party transportation providers of the Company or any Subsidiary thereof in the ordinary course of business, including but not limited to advances made to owner-operators with respect to vehicle repairs);
(d)    made commitments for capital expenditures in excess of $1,000,000 in the aggregate other than as contemplated by the Company’s list of year to date and planned capital expenditures set forth in Schedule 2.07(d);
(e)    granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;
(f)    to Seller’s Knowledge, suffered any event of damage, destruction, casualty loss or claim exceeding $500,000 for any individual claim, in excess of amounts covered by applicable insurance other than amounts for which a reserve has been included on the Latest Balance Sheet;
(g)    failed to maintain its material assets in substantially their current physical condition in accordance with past practice, reasonable wear and tear excepted, and in accordance with the Company’s policies and procedures;
(h)    granted any increase in the amount of cash compensation, benefits, retention, or severance pay to any of its directors, officers, or other senior executives or adopted, amended, or terminated any Plan or Benefit Program, other than annual increases in the ordinary course of business consistent with past practice;
(i)    made any payment or commitment to pay any pension, retirement allowance, or other employee benefit, any amount relating to unused vacation days, retention, severance, or termination pay to any director, officer, or employee other than in the ordinary course of business consistent with past practice;
(j)    made any material change in accounting, auditing, or tax reporting methods, policies, or practices;
(k)    made or revoked any election with respect to Taxes or changed its tax year;
(l)    accelerated or changed any of its practices, policies, procedures, or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments, or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(m)    delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices; or
(n)    committed to do any of the foregoing.
2.17    Real and Personal Properties.
(a)    Schedule 2.08(a) contains a complete and accurate list of all real property owned at any time since January 1, 2011, by the Company or any of its Subsidiaries (the “Owned Real Property”), in each case setting forth the name of the record owner of such property, the street address and legal description of each property covered thereby and, if applicable, the date of disposition of such real property.
(b)    Schedule 2.08(b) contains a complete and accurate list of all leases (the “Real Property Leases”) of real property by the Company or any of its Subsidiaries (the “Leased Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Company has made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto.
(c)    Schedule 2.08(c) contains a complete and accurate list of all leases pertaining to Personal Property (other than tractors and trailers, which are addressed exclusively in the representations and warranties in Section 2.09(c)), pursuant to which the Company or any of its Subsidiaries makes payment in excess of $10,000 annually.
(d)    Except as set forth on Schedule 2.08(d):
(i)    the Company and each of its Subsidiaries has good, marketable and insurable fee simple interest in the Owned Real Property, if any owned as of the Closing Date, and all Personal Property that is owned and/or valid and binding leaseholds in the Leased Real Property and all Personal Property that is leased, free and clear of all Liens except Permitted Liens;
(ii)    the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the current operations and use by the Company or its Subsidiaries, as applicable, of such Leased Real Property and Personal Property that is leased;
(iii)    each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects;
(iv)    the Company and each of its Subsidiaries is not, and to Seller’s Knowledge, no other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default, or right of termination thereunder;
(v)    neither the Company nor any of its Subsidiaries has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Owned Real Property or the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to Seller’s Knowledge, no such condemnation or taking is threatened or contemplated; and
(vi)    the buildings and structures located on the Owned Real Property and the Leased Real Property and all Personal Property used in the business and operations of the Company and its Subsidiaries are sufficient for the continued conduct of the business and operations of the Company and each of its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.
2.18    Tractors and Trailers.

(a)    Except as set forth in Schedule 2.09(a), or as to damage that is fully accrued on the Latest Balance Sheet or for which a valid claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by the Company (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with past practices of the Company, (iii) has been maintained in the ordinary course of business consistent with past practice, (iv) meets all applicable operating condition requirements of the DOT, (v) has all major mechanical, electrical and other systems functioning properly, in each case, reasonable wear and tear excepted, or (vi) as of the Closing Date, has no physical damage that would impair the Company’s use of such tractor or trailer and that would cost in excess of $5,000 (in the case of a tractor) or $2,500 (in the case of a trailer) to repair, reasonable wear and tear excepted.
(b)    Each of the tractors and trailers owned and leased and in operation by the Company is properly licensed and registered with applicable authorities in accordance with permissible practices and applicable laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. The Company has not received an unsatisfactory or conditional safety rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety rating. Schedule 2.09(b) sets forth true, correct, and complete copies of all BASIC rating percentiles of the Company for each of the twelve (12) months immediately preceding the Closing Date in all seven categories under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such BASIC rating percentiles as provided by the FMCSA.
(c)    Since January 1, 2016, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents. All leased tractors and trailers satisfy the "turn-in" requirements under applicable leases, secured notes, and other financing documents such that no penalty, reconditioning fee, or other amount (net of accruals or reserves for such turn-in requirements, penalties, reconditioning fees, and other related amounts) would be owed if such leased tractors and trailers were returned at the Closing Date. Each leased tractor (and, if applicable, each leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired, determined as of the Closing Date. Schedule 2.09(c)(i) contains a complete and accurate list of all leases pertaining to tractors and trailers, true and complete copies of which have been made available to Buyer. There are no late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current monthly payment that is not yet due. Schedule 2.09(c)(ii) sets forth all of the tractors and trailers owned by the Company at Closing, and describes in reasonable detail the warranties, repurchase or trade-back credit and other material arrangements regarding such tractors and trailers and any restrictions on transferability on change in control regarding such agreements.
(d)    Schedule 2.09(d) sets forth a true and correct list of all tractors and trailers out of service for repairs, with wrecked tractors and trailers separately noted, as of the Closing Date.
(e)    Except as set forth on Schedule 2.09(e), neither the Company nor any of its Subsidiaries has any contracts or commitments for the acquisition or disposition of any capital assets after the Closing Date.

2.19    Taxes.
(a)    Except as set forth on Schedule 2.10(a): (i) the Company and its Subsidiaries have timely filed or caused to be timely filed all federal, state, and other Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Company and its Subsidiaries are true, correct, and complete in all material respects; (iii) the Company and its Subsidiaries have paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; (iv) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, or third party have been paid or properly accrued; and (v) the Company has filed all state income tax returns for state jurisdictions in which the Company believes that it has nexus resulting in material Tax liability.
(b)    Seller is, and has been since January 1, 1997, an S-corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes and is eligible for such treatment. Seller’s S corporation election was timely filed and has not been revoked or terminated. The Company and each its Subsidiaries is, and have been since May 17, 2011, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and applicable state income Tax purposes and is eligible for such treatment. The Company’s “qualified subchapter S subsidiary” election was timely filed and has not been revoked or terminated. Neither the Company nor Seller has taken any steps or actions, or failed to take any steps or actions, that resulted or could have resulted in the failure of the Company or any Subsidiary to be treated (in accordance with the Company’s or a Subsidiary’s relevant classification) as a qualified subchapter S subsidiary or any entity disregarded as separate from its owner for Tax purposes. Neither the Company nor any of its Subsidiaries has received any written correspondence from the Internal Revenue Service or any state taxing authority questioning its status as a qualified subchapter S subsidiary. Except as set forth on Schedule 2.10(b), neither the Company nor any of its Subsidiaries has, in the past five (5) years, (i) acquired assets from another corporation in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Neither the Company nor any of its Subsidiaries will be, as a result of the transactions contemplated by this Agreement subject to Tax pursuant to Section 1374 of the Code. Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(c)    Schedule 2.10(c) identifies each Subsidiary of the Company that was, prior to Closing, a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code.
(d)    Except as set forth on Schedule 2.10(d):
(i)    there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries raised by any taxing authority in writing;
(ii)    neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force;
(iii)    neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;

(iv)    no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted, or assessed by any taxing authority in writing against the Company or any of its Subsidiaries;
(v)    there is no action, suit, taxing authority proceeding, or audit now in progress or, to Seller’s Knowledge, pending or threatened against or with respect to the Company or any of its Subsidiaries relating to Taxes;
(vi)    to Seller’s Knowledge, no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where none of the Company or any of its Subsidiaries currently file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
(vii)    no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect the Company or any of its Subsidiaries;
(viii)    there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
(ix)    none of the property of the Company or any of its Subsidiaries is held in an arrangement that is a partnership for U.S. federal Tax purposes. No asset of the Company or any of its Subsidiaries is subject to a debt obligation that (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (iii) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (iv) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (v) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code;
(x)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;
(xi)    neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). In the past four (4) years, neither the

Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;
(xii)    neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xiii)    neither the Company nor any of its Subsidiaries has (A) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (B) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (C) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law);
(xiv)    neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that would obligate it to make any payments in connection with this transaction that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) of the Code; and
(xv)    all like-kind exchanges of property between the Company and any “Related Person” as defined in Section 1031(f)(3) of the Code (A) were timely and properly reported in summary form on Internal Revenue Service Form 8824, (B) complied with Section 1031 of the Code and the Treasury Regulations promulgated thereunder (and all state law counterparts), and (C) did not result in any Tax liability (or any such Tax liability is fully accrued on the Financial Statements).
2.20    Contracts and Commitments.
(a)    Except as set forth on Schedule 2.11(a) or Schedule 2.14(a), Neither the Company nor any of its Subsidiaries is a party, or subject, to any:
(i)    agreement relating to any completed or pending business acquisition or divestiture since January 1, 2014;
(ii)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)    stock option or similar plan;
(iv)    contract (A) for the employment of any officer, individual employee, or other person, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) that provides severance or other benefits for any person;

(v)    agreement under which the Company or any of its Subsidiaries created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback, or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Company’s or any of its Subsidiaries' assets, other than as identified in Schedule 2.20;
(vi)    guaranty of any Indebtedness;
(vii)    lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $50,000;
(viii)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;
(ix)    contract or group of related contracts with the same party for the purchase by the Company or any of its Subsidiaries of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(x)    contract or group of related contracts with the same party for the sale by the Company or any of its Subsidiaries of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(xi)    any other contract, lease, or agreement, other than contracts for the purchase of tractors or trailers disclosed on Schedule 2.09(e), that cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment or obligation and without more than thirty (30) days’ notice and with remaining fixed payments in excess of $50,000 under any such contract;
(xii)    agreement containing covenants that in any way purport to restrict the right of the Company to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers;
(xiii)    hedging arrangement or forward, swap, derivatives or futures contract;
(xiv)    joint venture, partnership, franchise, joint marketing agreement, or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by the Company or any Subsidiary thereof with any other Person);
(xv)    material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants, or contractors regarding the appropriation or non-disclosure of any Intellectual Property, other than contracts with less than $50,000 fixed payments remaining;
(xvi)    agreement under which the Company or any Subsidiary thereof has made loans or advances to any other Person, and such advances or loans remain outstanding in an amount greater than $15,000, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, and independent contractors (including but not limited to advances to owner-operators for vehicle repairs) of the Company or any Subsidiary thereof in the ordinary course of business;

(xvii)    contract or agreement with any consultant or employee or any current or former officer, director, shareholder, or Affiliate of the Company or any Subsidiary thereof, other than at-will arrangements or agreements or ordinary course agreements terminable on less than thirty (30) days’ notice by the Company without accelerated payment or any other penalty;
(xviii)    settlement, conciliation or similar agreement, the performance of which will involve payment after the date of this Agreement of consideration in excess of $50,000 or governmental monitoring, consent decree or reporting responsibilities;
(xix)    any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Company or its Subsidiaries, taken as a whole, except for contracts or agreements entered into in the ordinary course of business; or
(xx)    any amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.
(b)    The Company has made available to Buyer a true, correct, and complete copy of each written agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), including all modifications and amendments thereto. With respect to each agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), except as set forth on Schedule 2.11(a) or Schedule 2.14(a), such agreement: (i) is valid, binding, and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by the Company or its Subsidiaries, as applicable, in accordance with its respective terms; and (iv) neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other party, is in material breach or default under such agreement. Neither the Company nor any of its Subsidiaries has received any written notice (or to Seller’s Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 2.11(a). There are no oral agreements with respect to the subject matter of Schedule 2.11(a) or Schedule 2.14(a) that, individually or in the aggregate, are material to the Company or any of its Subsidiaries.
(c)    Schedule 2.11(c) sets forth a list of the transportation contracts with the ten (10) largest non-Affiliated customers (by consolidated revenue) of the Company and its Subsidiaries for the first five (5) months of 2017, true, correct, and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer, with the exception of pricing and certain other competitively sensitive data that has been redacted (collectively, “Customer Contracts”). Neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other party, is in material breach or default under any such Customer Contract. Other than customary notice to the Company or any of its Subsidiaries that the Company or such Subsidiary must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, neither the Company nor any of its Subsidiaries has received, written notice (or, to Seller’s Knowledge, any other notice) from any customer that such customer intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under, any such Customer Contract.
(d)    Schedule 2.11(d) sets forth a list of the contracts with the ten (10) largest vendors or suppliers (by consolidated expenses) of the Company and its Subsidiaries for the first five (5) months of 2017, true, correct, and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer, with the exception of pricing and certain other competitively sensitive data that has been redacted (collectively, “Vendor Contracts”). Neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other party, is in material breach or default under any such Vendor Contract. Neither the

Company nor any of its Subsidiaries has received, written notice (or, to Seller’s Knowledge, any other notice) from any vendor that such vendor intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under any such Vendor Contract.
2.21    Intellectual Property.
(a)    All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for all Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) are set forth on Schedule 2.12(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Company or any of its Subsidiaries and the Intellectual Property licensed by the Company or any of its Subsidiaries from third parties is all of the Intellectual Property that is used by the Company and its Subsidiaries in the conduct of its business as currently conducted and as conducted during the twelve (12) month period preceding the date hereof. Schedule 2.12(a)(ii) sets forth each material license or sublicense that the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property. Except as set forth on Schedule 2.12(a)(iii), neither Seller nor any Affiliate of Seller (other than the Company and its Subsidiaries) has any rights in any Intellectual Property.
(b)    Except as set forth on Schedule 2.12(b), the Company and each of its Subsidiaries owns and possesses all right, title, and interest in and to, or possesses the valid right to use, all Intellectual Property used by it. Except as set forth on Schedule 2.12(b), (i) to Seller’s Knowledge, the conduct of its business by the Company and each of its Subsidiaries as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership, or use of the Intellectual Property owned by the Company or any of its Subsidiaries and used in its business; and (iii) neither the Company nor any of its Subsidiaries has received, in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution, or other such violations. There are no outstanding judicial or administrative orders to which the Company or any of its Subsidiaries is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by the Company or any of its Subsidiaries or used in its business.
(c)    The Company has provided Buyer with a true, correct, and complete description of steps taken to protect, and, where applicable, maintain in confidence, trade secrets of the Company and its Subsidiaries and third parties. Except as set forth in Schedule 2.12(c), no present or former officer, director, employee, or contractor of the Company or any of its Subsidiaries, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Company or any of its Subsidiaries, or the right to receive royalty or other payments for Intellectual Property used by the Company or any of its Subsidiaries.
(d)    The Company owns or leases all Computer Systems that are necessary for the operation of its business. In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the business of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures, and facilities, and as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company and each of its Subsidiaries has taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties. The Company and each of its Subsidiaries has pursuant to software licenses the number of users or seats used in the business of the Company as currently conducted.
(e)    Except as set forth on Schedule 2.12(e), the Company and each of its Subsidiaries has possession of a copy of all material Technology related to the operation of the business of the Company and each of its Subsidiaries, as applicable, as conducted as of the date hereof and during the twelve (12) month period preceding the Closing Date.
(f)    Except as set forth on Schedule 2.12(f), none of the Software owned and/or currently under development by the Company or any of its Subsidiaries is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing, or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Software or any portion thereof.
(g)    The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:
(i)    encumber or adversely affect the right to use any Intellectual Property presently owned or used by the Company or any of its Subsidiaries in the conduct of its business, as conducted as of the date hereof; or
(ii)    cause the Company or any of its Subsidiaries to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered, and performed or the transactions contemplated hereby consummated.
2.22    Litigation. Except as set forth on Schedule 2.13, (a) there are no actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective assets, officers, directors, agents, employees, predecessors, or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $50,000 has been established, or the Company’s or any of its Subsidiaries' maximum estimated liability is in excess of $50,000 and (b) neither the Company nor any of its Subsidiaries is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Except as set forth on Schedule 2.13, since January 1, 2017, neither the Company nor any of its Subsidiaries has, settled or received a final judgment concerning any outstanding action, suit, or proceeding for an amount in excess of $50,000. Seller is not a party to any litigation, claims, actions, or other proceeding, or any outstanding judgment, order, or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of Seller to consummate the transactions contemplated hereby, and to Seller’s Knowledge, no such litigation, claim, action, or other proceeding is threatened against Seller.

2.23    Employee Benefit Plans.
(a)    Schedule 2.14(a) lists each of the following that is sponsored, maintained, or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, owner-operators, former owner-operators, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants, or similar representatives providing services to or for the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability:
(i)    each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”); and
(ii)    each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding that is not described in Section 2.14(a)(i) (each, a “Benefit Program”).
(b)    With respect to each Plan, the Company has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts, and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements, and (v) the two most recent Form 5500 annual reports.
(c)    No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 2.14(c), does any Plan provide for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company or its Subsidiaries sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is the Company or any of its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (III) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (IV) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company or its Subsidiaries is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.
(d)    Except as set forth on Schedule 2.14(d):
(i)    Each Plan and Benefit Program complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii)    Each group health Plan and Benefit Program subject to the Patient Protection and Affordable Care Act is grandfathered;

(iii)    Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to Seller’s Knowledge, no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan’s qualified status;
(iv)    There are no actions, suits, or claims (other than claims in the ordinary course of business that do not involve any action or suit and domestic relations order proceedings) for benefits under such plans pending or, to Seller’s Knowledge, threatened against any of the Plans or Benefit Programs or their assets;
(v)    None of the Company, any Subsidiary thereof, nor, to Seller’s Knowledge, any other Person has acted or failed to act in a manner that would result in imposition on the Company or any Subsidiary thereof of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vi)    To Seller’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor, or the Pension Guaranty Benefit Corporation; and
(vii)    No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of the Company or any of its Subsidiaries, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(f)    Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to the Company, except as to benefits accrued thereunder prior to such amendment or termination.
(g)    Except as otherwise set forth on Schedule 2.14(g), (i) all amounts that are or are reasonably expected to be due and owing in respect of each Benefit Program for any period ended on or before the Closing Date have been paid to the recipients or fully accrued on the Financial Statements, except that for amounts that will not be due and owing until after the Closing Date with respect to 2017 year-end obligations, one-half (1/2) of which shall be accrued as of the Closing Date, and (ii) no Plan or Benefit Program provides that payments pursuant to such Plan or Benefit Program may be made in securities of the Company or any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries, nor does any trust maintained pursuant to any Plan or Benefit Program hold any securities of the Company or any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries.
(h)    Schedule 2.14(h) lists any Plans and Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan, or arrangement to which the Company or any of its Subsidiaries is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(i)    Each Plan and Benefit Program that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 2.14(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code.
(j)    Schedule 2.14(j) contains a true, complete, and correct list of the name of each individual who has elected to receive COBRA continuation coverage under any and all of the Company’s or any of its Subsidiaries' Plans or Benefit Programs, the date on which each such individual elected COBRA continuation coverage, and the length of COBRA continuation coverage elected by each such individual.
(k)    Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.
2.24    Insurance. Schedule 2.15 lists each insurance policy maintained by or otherwise covering the Company or any of its Subsidiaries and the insurer, coverage, policy limits, and self-insurance or co-insurance arrangements by or affecting the Company or any of its Subsidiaries, but excluding any insurance policy maintained by any of the Company’s or any of its Subsidiaries' owner-operators pursuant to the requirements of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, and no notice or, to Seller’s Knowledge, threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation, or termination has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy. Prior to Closing, the Company and each of its Subsidiaries has renewed all Insurance Policies which, per the terms of such Insurance Policies, would have expired during July of 2017 or prior absent such renewals.
2.25    Compliance with Laws. Except as otherwise set forth on Schedule 2.16, (a) since January 1, 2016, the Company and each of its Subsidiaries has complied in all material respects, with all applicable laws of Governmental Authorities; (b) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to Seller’s Knowledge, threatened; and (c) no written notices have been received by the Company or any of its Subsidiaries since January 1, 2016, alleging (i) a violation of any such laws or any proposed laws or (ii) any obligation on the part of the Company or its Subsidiaries to bear all or any part of the cost of any remedial action of any nature.

2.26    Environmental Matters.
(a)    Except as set forth on Schedule 2.17, since January 1, 2011, the Company and each of its Subsidiaries, and their respective predecessors, has complied in all material respects, with all federal, state, and local laws of Governmental Authorities concerning (i) protection of the environment (including protection of public health from adverse impacts to the environment), (ii) the emission, discharge, release or threatened release of any hazardous or toxic chemicals, pollutants, contaminants, substances, or wastes (including petroleum) into ambient air, surface water, groundwater, or lands, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any hazardous or toxic chemicals, pollutants, contaminants, substances, or wastes (including petroleum) (collectively, “Environmental Laws”).
(b)    Except as set forth on Schedule 2.17, the Company and its Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses, and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.
(c)    Except as set forth on Schedule 2.17, since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice (or, to Seller’s Knowledge, any other notice) of material violations or material liabilities arising under Environmental Laws relating to the Company or any of its Subsidiaries or any of their respective facilities that remains pending or unresolved.
(d)    Except as set forth on Schedule 2.17, there are no material actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any outstanding material judgment, order, or decree of any Governmental Authority pursuant to any Environmental Law.
2.27    Affiliated Transactions. Except as set forth on Schedule 2.18 no director, officer, shareholder, or Affiliate of the Company or any of its Subsidiaries, nor any individual in such director’s, officer’s, or shareholder’s immediate family, or any entity controlled by any such director, officer, shareholder, or Affiliate of the Company or any of its Subsidiaries, (i) is a party to any contract, agreement, commitment, or transaction with or (except under terms of employment, as applicable) provides any services to the Company or any of its Subsidiaries, (ii) has any interest in any tangible or intangible property used by the Company or any of its Subsidiaries, or (iii) owns, directly or indirectly, any material interest in any person that competes with the Company or any of its Subsidiaries in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 2.18).
2.28    Brokerage and Expenses. Except as set forth on Schedule 2.19, there are no claims for, and neither the Company nor any of its Subsidiaries has any liability to pay any, brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company or any of its Subsidiaries.
2.29    Sufficiency of and Title to Assets. The assets owned, leased, or licensed by the Company or its Subsidiaries constitute all material assets used in connection with the business of the Company and its Subsidiaries, as applicable, and such assets constitute all the assets necessary for the Company and its Subsidiaries to continue to conduct its business in the same manner as it is presently being conducted. The owned assets of the Company or any of its Subsidiaries are not subject to any Lien, except for Permitted Liens, Liens disclosed on Schedule 2.20 and Liens that are immaterial individually and in the aggregate.

2.30    Employee Relations. Except as set forth on Schedule 2.21, since January 1, 2015:
(a)    neither the Company nor any of its Subsidiaries has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;
(b)    there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity, or other traditional labor dispute involving the Company or any of its Subsidiaries;
(c)    there has not been any administrative proceeding relating to the alleged violation of any law pertaining to traditional labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material administrative proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;
(d)    the Company and any Subsidiary thereof has operated in compliance, in all material respects, with all applicable foreign, federal, state, and local laws relating to employment, employment standards, employment of minors, employment discrimination, health, and safety, traditional labor relations, withholding, wages and hours, workplace safety and insurance, and/or pay equity; and
(e)    there are no current or threatened investigations relating to the classification of independent contractors engaged by the Company or any Subsidiary thereof, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of the Company’s or any of its Subsidiaries’ independent contractors as employees for any purpose.
2.31    Drivers.
(a)    Neither the Company nor any Subsidiary thereof:
(i)    is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds, except with respect to tax levies, garnishments, and other amounts incurred in the ordinary course of business, including but not limited to advances to drivers and owner-operators and maintenance escrows;
(ii)    holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver’s services in trust for such driver; or
(iii)    has any fiduciary relationship or fiduciary duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(b)    No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of the Company’s or any of its Subsidiaries’ accounts or restricts the use of proceeds thereof after receipt by the Company or any Subsidiary thereof.

(c)    No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by the Company or any Subsidiary thereof to such driver.
(d)    All payments by the Company and any Subsidiary thereof in respect of payables to drivers, whether pursuant to contract or otherwise, are made from the Company’s or a Subsidiary of the Company’s general funds in the ordinary course of business.
2.32    Owner-Operators.
(a)    Each of the Company’s and each of its Subsidiaries' contracts with its owner-operators complies in all material respects with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks, and other actions of the Company or any of its Subsidiaries with regard to its owner-operators have complied in all material respects with the terms and conditions of such contracts and regulations.
(b)    Each of the Company’s and each of its Subsidiaries' contracts with its owner-operators (i) complies in all material respects with all applicable laws, (ii) has been duly and validly executed and delivered by the Company or its Subsidiaries, as applicable, and, to Seller’s Knowledge, the respective owner-operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms, and (iv) does not require the consent of any Person in connection with the transactions contemplated by this Agreement. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) would be reasonably expected to contravene, conflict with or result in a breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any contract between the Company or any of its Subsidiaries and an owner-operator.
(c)    Schedule 2.23(c) is a true, correct, and complete listing of all of the escrowed funds held by the Company or any of its Subsidiaries for each owner-operator as of the date hereof, all of which are reflected on the Latest Balance Sheet and a listing of any amounts owed to the Company or any of its Subsidiaries by each owner-operator in accordance with the terms of any contract between the Company or any of its Subsidiaries and an owner-operator.
2.33    Permits. The Company and each of its Subsidiaries possesses all permits required to operate its business as presently conducted, such permits are in full force and effect and no proceeding is pending or, to Seller’s Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any permit, except where such noncompliance, revocation, or limitation would not result in a material liability to or material limitation on the Company or any of its Subsidiaries. Except as set forth on Schedule 2.24, none of the permits held by the Company or any of its Subsidiaries will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.
2.34    Bank Accounts. Schedule 2.25 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, an account, lock box, or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom, or have access thereto.
2.35    Loans to Officers and Directors. Except as set forth on Schedule 2.26, neither the Company nor any of its Subsidiaries is party to any outstanding loans or advances, nor has it provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of the Company or any Subsidiary, or to or for the benefit of any family member or Affiliate of such Persons.
2.36    Fair Competition. Neither the Company nor any of its Subsidiaries has violated, attempted, planned, promised to, or otherwise acted in contradiction to any commercial bribery, unfair competition, or similar statute or regulation promulgated by any Governmental Authority. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority of, or to Seller’s Knowledge been investigated by any Governmental Authority with respect to, any such violation by the Company or any of its Subsidiaries any of their Affiliates and, to Seller’s Knowledge, no such investigation has been threatened or is pending.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof:
3.10    Good Standing. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Iowa. Parent is a corporation duly incorporated and validly existing under the laws of the State of Nevada.
3.11    Power and Authority; Authorization. Each of Buyer and Parent has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance of the Transaction Documents to which it is a party by each of Buyer and Parent and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent, and no other corporate proceedings on Buyer’s or Parent’s part are necessary to authorize the execution, delivery, or performance of such Transaction Documents.
3.12    Enforceability. This Agreement has been duly executed and delivered by Buyer and Parent, and assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights, and general principles of equity affecting the availability of equitable remedies.
3.13    No Conflicts. Except as set forth on Schedule 3.04, the execution, delivery, and performance of the Transaction Documents to which it is a party by each of Buyer and Parent and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer or Parent, or require any authorization, consent, approval, or other action by, or notice to, any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s or Parent’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer or Parent is bound, or any law, statute, rule, or regulation or order, judgment, or decree of any Governmental Authority to which Buyer or Parent is subject.

3.14    Litigation. There are no actions, suits, or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or Parent or their respective Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s or Parent’s performance under any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby.
3.15    Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.
3.16    Investment Representation. Buyer is acquiring the Company Stock for its own account with the intention of holding such Company Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act. Buyer acknowledges that the Company Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
3.17    No Other Representations. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED BY SELLER OR THE COMPANY TO BUYER HEREUNDER OR PURSUANT TO ANY TRANSACTION DOCUMENT, SELLER AND THE COMPANY EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 3, NONE OF THE BUYER, ANY OF ITS AFFILIATES, NOR ANY OTHER PERSON ACTING ON BEHALF OF THE BUYER MAKES ANY REPRESENTATION OR WARRANTY TO SELLER OR THE COMPANY (WHETHER EXPRESS OR IMPLIED).
ARTICLE 4
INDEMNIFICATION
4.10    Survival. All of the representations and warranties contained in Article 2 and Article 3 and the right of any Person to assert any claim for indemnification in respect thereof pursuant to this Article 4 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing (a) the representations set forth in Section 2.10 (Taxes) will survive the Closing, but will terminate and be of no further force and effect upon the expiration date of the applicable statute of limitations, and (b)(i) the representations set forth in Section 2.01 (Organization; Power and Authority; Enforceability), Section 2.02 (Authorization; No Conflicts), Section 2.04 (Equity Securities; Title), Section 2.19 (Brokerage and Expenses), (the representations described in foregoing clauses (a) and (b)(i) collectively, the “Fundamental Representations”), and (ii) Section 3.02 (Power and Authority; Authorization), Section 3.03 (Enforceability), Section 3.04 (No Conflicts), and Section 3.06 (Brokerage) will survive the Closing, but will terminate and be of no further force and effect after the date five (5) years from the Closing Date. All covenants and agreements that require performance prior to or at the Closing will terminate immediately after the Closing. All covenants and agreements that require performance after the Closing will survive in accordance with their terms and applicable law.
4.11    Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 4), Buyer will indemnify Seller and each of Seller’s Affiliates after the Closing (all such foregoing persons, collectively, the “Seller Indemnitees”) and hold the Seller Indemnitees harmless from any Losses incurred by a Seller Indemnitee to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 3, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement (c) nonfulfillment or breach of any covenant or agreement of the Company requiring performance by the Company after the Closing, (d) Third Party Claim relating to the Leased Real Property in Wilsonville, OR or Phoenix, AZ to the extent arising from or relating to actions, omissions, events, or circumstances occurring or existing after the Closing, (e) Buyer’s failure or inability to cause Seller and/or its Affiliates to be released from the Specified Guaranteed Obligations, and (f) Other State Employment Claims, subject to Section 4.04(b)(iv). All payments under this Section 4.02 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
4.12    Indemnification by Seller. From and after the Closing (but subject to the provisions of this Article 4), Seller will indemnify Buyer, the Company, each of Buyer’s Affiliates and each of the Company’s Affiliates after the Closing (all such foregoing persons, collectively, the “Buyer Indemnitees”) and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee, to the extent resulting from:
(a)    a breach or inaccuracy of any representation or warranty contained in Article 2 (except for a breach of any representation or warranty of Section 2.09(a), which repairs shall be (i) recorded as an adjustment to Invested Capital in the calculation of Closing Invested Capital); provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty will be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation or warranty;
(b)    fraud by or on behalf of Seller;
(c)    any breach by the Seller of its obligations under the Restrictive Covenant Agreement;
(d)    any nonfulfillment or breach of any covenant or agreement of the Company (required to be performed prior to or at the Closing) or Seller (required to be performed at any time) contained in this Agreement;
(e)    any Indebtedness or Transaction Expenses that are not (i) paid at or prior to the Closing, (ii) set forth in the Financial Statements or otherwise recorded as a liability, or (iii) taken into account in determining the Final Aggregate Closing Consideration;
(f)    except as otherwise permitted by Section 5.05, any obligation of the Company to Seller or any Affiliate of Seller for events, circumstances, actions, omissions, or liabilities arising prior to the Closing Date under any contract, agreement, arrangement, lease, or other understanding existing prior to the Closing Date between the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand (including, without limitation, any obligation under any Real Property Lease relating to any environmental condition existing on such Real Property prior to the Closing Date), other than ordinary course obligations for rent, insurance, taxes, and similar accruals under the Real Property Leases between the Company and Seller or any Affiliate of Seller to the extent set forth in such leases;
(g)    any Seller Taxes, to the extent not accrued on the Financial Statements or taken into account in determining the Final Aggregate Closing Consideration;
(h)    the present value to Buyer and the Company and its Subsidiaries of any expected Tax benefits relating to the expected increase in tax basis in the Company’s or any of its Subsidiaries’ assets as reflected in the Consideration Allocation which are not obtained, in each case attributable to the Company’s or any of its Subsidiaries’ failure to qualify as a “qualified subchapter S subsidiary” or Seller’s failure to qualify as an S-corporation on or before the Closing Date (compared with the amount of Taxes imposed and present value of expected Tax benefits had the Company and its Subsidiaries qualified as a “qualified subchapter S subsidiary” and had Seller qualified as an S-corporation on the Closing Date), except to the extent resulting from a breach by Buyer of the covenants set forth in Section 5.01;
(i)    the matters described on Schedule 4.03(i), if any;
(j)    Third Party Claims relating to the Jacksonville Property, whether known or unknown, and whether arising from circumstances existing before or after the Closing Date;
(k)    Third Party Claims relating to the Leased Real Property in Wilsonville, OR or Phoenix, AZ, to the extent arising from or relating to actions, omissions, events, or circumstances occurring or existing before the Closing;
(l)    CA Employment Claims, Former Owner Claims, Reserved Claims and OR-WA Claims, subject in each case, to the provisions of the Claims Management Agreement; and
(m)    any guaranties, endorsements, assumptions, and other contingent obligations of the Company or its Subsidiaries in respect of or to purchase or otherwise acquire, indebtedness of others, the repayment of which is guaranteed by the Company or any of its Subsidiaries, to the extent not included in Closing Indebtedness.
All payments under this Section 4.03 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
4.13    Limitations.
(a)    At any time and from time to time after the Closing, the Buyer Indemnitees will be entitled to make claims against Seller in respect of Losses for which they are indemnified hereunder.
(b)    Notwithstanding anything herein to the contrary, the rights of the Buyer Indemnitees pursuant to this Article 4 will be subject to the following limitations:
(i)    no Buyer Indemnitee will be entitled to indemnification pursuant to Section 4.03(a) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 4.03(a) to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $1,230,000 (the “Threshold”) and then the Buyer Indemnitees will be entitled to the aggregate amount of all such Losses that exceed the Threshold;

(ii)    the amount that the Buyer Indemnitees may recover with respect to any and all Losses (x) under Section 4.03(a) (excluding Losses that result from a breach or inaccuracy of any of the Fundamental Representations) will not exceed, in the aggregate, $6,150,000;
(iii)    Seller’s liability with respect to OR-WA Claims will not exceed, in the aggregate, $5,000,000, as further set forth in the Claims Management Agreement; and
(iv)    Seller’s liability with respect to any and all OR-WA Claims, CA Employment Claims, Former Owner Claims, Reserved Claims and Other State Employment Claims will be solely as set forth in the Claims Management Agreement, absent Seller's Knowledge of any breach of any representation under this Agreement. For illustrative purposes only, in the event that Oregon Employee X alleges previously unknown damages for discrimination arising prior to the Closing Date, and that matter is not set forth on Schedule 2.13, Buyer’s sole remedy for Seller’s failure to list Oregon Employee X’s claim on Schedule 2.13 shall be as described in the Claims Management Agreement.
Anything to the contrary notwithstanding, (A) the limitations contained in Section 4.04(b)(i) and Section 4.04(b)(ii) will not apply to Losses relating to Sections 4.03(b), 4.03(c), 4.03(d), 4.03(e), 4.03(f), 4.03(g), 4.03(h), 4.03(i), 4.03(j), 4.03(k), 4.03(l), 4.03(m), 6.01(l), 6.01(iii), 6.01(oo), 6.01(uuu), or to breaches of any of the Fundamental Representations and (B) with the exception of fraud by or on behalf of Seller, the aggregate liability of Seller pursuant to this Article 4 and the Restrictive Covenant Agreement, including liability for Losses relating to breaches of any of the Fundamental Representations, shall not exceed the Final Aggregate Closing Consideration.
4.14    Procedures Relating to Indemnification.
(a)    Subject to the limitations set forth elsewhere in this Article 4, in order for any Person (such Person the "Claiming Party") to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a "Third Party Claim"), such Claiming Party will notify Buyer (in cases of claims for indemnification under Section 4.02) or Seller (in cases of claims for indemnification under Section 4.03) (in either case, the "Defending Party") in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party's receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim. The Parties acknowledge that, notwithstanding the foregoing, (i) notice of an OR-WA Claims, CA Employment Claims, and Former Owner Claims (collectively, the "Noticed Claims") must be given in accordance with the Claims Management Agreement and (ii) defense of the Noticed Claims will be as set forth in the Claims Management Agreement.
(b)    If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, but only if: (A) the Defending Party notifies the Claiming Party-within thirty (30) days after Defending Party's receipt of written notice of the Third Party Claim from the Claiming Party-that the Defending Party is assuming the defense of such Third Party Claim; and (B) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner. Notwithstanding the foregoing, the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if the Third Party Claim either (i) constitutes a criminal proceeding, action, indictment, allegation, or investigation or (ii) primarily seeks injunctive or equitable relief against the Claiming Party.
If the Defending Party assumes the defense of a Third Party Claim:
(i) The Defending Party will not be liable to the Claiming Party for legal expenses incurred by the Claiming Party in connection with the defense thereof unless (A) the employment of separate counsel and the work for which reimbursement is sought, have been authorized in writing in advance by the Defending Party or (B) there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, and the Claiming Party has notified the Defending Party of this conflict in advance of incurring expenses for which reimbursement is sought.
(ii) The Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto). Notwithstanding the foregoing, the Defending Party must obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned, or delayed) before entering into any settlement, compromise, admission, or acknowledgement of the validity of a Third Party Claim that imposes any obligations or restrictions on Claiming Party other than the payment of monetary damages and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto.
(iii) All the parties hereto will cooperate in the defense of such Third Party Claim, including by retaining and (upon the Defending Party's request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Seller will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates may admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim for which the Buyer Indemnitees are indemnified hereunder without the prior written consent of Seller (which will not be unreasonably withheld, conditioned, or delayed).
Truthful, factual answers to questions to which a response is required under any legal process, and that do not disclose information protected by any applicable privilege, will not be deemed a settlement, compromise, admission, or acknowledgement of liability in breach of subparagraph 4.05(b)(ii) or (iii).
(c)    In any case in which a Claiming Party seeks indemnification under this Agreement not arising out of a Third Party Claim, the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification under the terms of this Agreement. The notice will describe the indemnification sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 4.04(b) and this Section 4.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.
4.15    Determination of Loss Amount.
(a)    Any Losses claimed hereunder will be calculated after taking into consideration the net proceeds (after taking into account the costs of collecting any such proceeds) of insurance or third party recoveries (such as indemnity, contribution, or other similar payments) (collectively, “Contributions”)

actually received by any Person entitled to indemnification, as applicable. In the event that any such net proceeds of any Contributions is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the any Contributions will be made promptly to the Person providing the indemnity hereunder. Buyer will use reasonable best efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of the Company or of Buyer. Buyer will use reasonable best efforts, consistent with Buyer’s past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates, or the Company against any such Losses.
(b)    In no event will any Person be entitled to recover or make a claim for any Losses or other amounts in respect of consequential, punitive, incidental, special, indirect, or exemplary damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple (except, in each case, to the extent payable in connection with a Third Party Claim).
(c)    No Person will be entitled to recover damages or obtain payment, reimbursement, restitution, or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution, or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 2 relating in any way to the Company’s Indebtedness or Invested Capital to the extent such Loss is factored into the amount of Closing Indebtedness or Closing Invested Capital that are included in the Final Aggregate Closing Consideration.
4.16    Acknowledgments.
(a)    Except as specifically provided elsewhere in this Agreement (including in Section 1.02), this Article 4 sets forth the sole and exclusive remedy with respect to any and all rights, claims, and causes of action Buyer may have against Seller relating to the subject matter of this Agreement and the transactions contemplated hereby, including without limitation the Restrictive Covenant Agreement, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of Seller under the indemnification provisions set forth in this Article 4 will be in addition to, and not exclusive of, (i) any other liability that such Person may have at law or equity due to the fraud of such Person (and none of the provisions set forth in this Agreement, including the provisions set forth in this Section 4.07(a), will be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person); and (ii) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or the other Transaction Documents.
(b)    Seller agrees that it will not make any claim for indemnification against Buyer or the Company by reason of the fact that he, she, or it was a controlling Person, director, officer, employee, agent, or other representative of the Company (whether such claim is for Losses of any kind or otherwise, and whether such claim is pursuant to any legal requirement, organizational document, contractual obligation, or otherwise) with respect to any claim brought by any Buyer Indemnitee against Seller under this Agreement. With respect to any claim brought by a Buyer Indemnitee against Seller under this Agreement, Seller expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts owed by it.

ARTICLE 5
ADDITIONAL AGREEMENTS
5.10    Taxes.
(a)    Except as otherwise provided in this Section 5.01, Seller will prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable law. At least thirty (30) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Seller will submit such Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned, or delayed. Seller will cause such Tax Return to be timely filed and will provide a copy to Buyer. Seller will prepare or cause to be prepared all income Tax Returns of the Company and its Subsidiaries filed or required to be filed after the Closing Date (including any amended Tax Returns and Tax Returns on IRS Form 1120-S (or comparable applicable state or local form)) ("Income Tax Returns") for all Pre-Closing Periods. At least thirty (30) days prior to the date on which each such Income Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Seller will submit such Income Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned, or delayed, provided that Buyer’s approval will extend only to matters of accuracy, compliance with law, and consistency with the Consideration Allocation. Seller will cause each such Income Tax Return to be timely filed and will provide a copy of each such Income Tax Return to Buyer.
(b)    In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, Transaction Expenses will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Seller in its reasonable discretion, be allocated to such Income Tax Returns. For all purposes under this Agreement (including the determination of any Tax for which Seller is liable and any Tax refunds with respect to which Seller is entitled to receive payment), any Transaction Expenses shall be for the benefit of Seller and deemed realized in Tax periods (or portions thereof) ending on or before the Closing Date irrespective of whether such Transaction Expenses are initially (or as a result of a subsequent amendment or audit) realized in such periods (or portions thereof). For the avoidance of doubt, any accrued liabilities taken into account in computing the “aggregate deemed sale price” pursuant to Treasury Regulation Section 1.338-4 will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Seller in its reasonable discretion, be allocated to such Income Tax Returns pursuant to Treasury Regulations Sections 1.461-4(d)(5) and 1.338-4(d). The parties will not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any corresponding or similar provision of applicable state, local, or foreign income Tax law) to ratably allocate the 2017 income and loss of the Company and its Subsidiaries.
(c)    In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i)    in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries ended with (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d)    Buyer, the Company and its Subsidiaries, and Seller will cooperate as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.01 and any audit, litigation, or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations, or activities of the Company or any Subsidiary. Each of Seller and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer, the Company or any Subsidiary, or Seller, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that neither Seller nor Buyer will be required to take any action (other than any action required by law or by contract or to prevent any breach of a provision of this Agreement other than this sentence) that would impose or increase any obligation on its part, unless the other party agrees in writing to indemnify such acting party for the relevant increase in obligation. The Company and its Subsidiaries and Seller will (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, will allow the other party to take possession of such books and records.
(e)    Any Tax refunds that are received by Buyer or its Affiliates (including the Company after the Closing) and any amounts credited against Taxes to which Buyer or its Affiliates may become entitled, in each case, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof beginning after the Closing Date), and any Tax deductions or credits received by Buyer or its Affiliates as a result of Transaction Expenses, will be for the account of Seller, and Buyer will pay over to Seller any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by the Company in connection with the disallowance of such refund, credit or benefit will be treated as Seller Taxes subject to indemnification under Section 4.03. Any Tax refunds that are received by Seller or its Affiliates, and any amounts credited against Taxes to which Seller or its Affiliates may become entitled, that relate to post-Closing periods or portions thereof (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof ending before the Closing Date) will be for the account of Buyer, and Seller will pay over to Buyer any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by Seller or its Affiliates in connection with the disallowance of such refund or credit will be subject to indemnification.
(f)    All transfer, documentary, sales, use, stamp, registration, or other similar Taxes imposed on the Buyer, Company or Seller directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes will be borne by the Party legally obligated to pay the applicable Transfer Tax. The obligated Party will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Seller will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns.
(g)    If, subsequent to the Closing, Buyer or any of its Affiliates (including the Company after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify Seller of such notice in writing. Seller will have the right to control, at Seller’s expense, the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Pre-Closing Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period, provided, that Seller (i) will keep Buyer reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Buyer’s prior written consent thereto, which will not be unreasonably withheld, conditioned, or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Buyer or its Affiliates in a Tax period (or portion thereof) beginning after the Closing Date. Buyer will have the right to control the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Straddle Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period or Straddle Period, provided, that Buyer (i) will keep Seller reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Seller’s prior written consent thereto, which will not be unreasonably withheld, conditioned, or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Seller or for which Seller is responsible under this Agreement, and provided, further, that Seller will have the right to participate, at Seller’s expense, in the conduct and resolution of any such Tax Proceeding. In the event of any conflict or overlap between the provisions of this Section 5.01(g) and Section 4.05, the provisions of this Section 5.01(g) will control.
(h)    Buyer and Seller agree that, for all Tax purposes, the Final Aggregate Closing Consideration and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and set forth on the allocation schedule (the “Consideration Allocation”) prepared by Buyer and Seller after determination of the Final Aggregate Closing Consideration (the “Final Determination Date”). Buyer shall prepare and deliver a draft of the Consideration Allocation to Seller for Seller’s approval within fifteen (15) days after the Final Determination Date. Upon receipt of the draft of the Consideration Allocation, Seller shall have fifteen (15) days to object to or approve the Consideration Allocation. Seller must notify Buyer in writing of any objection prior to the end of such fifteen (15) day period or Seller shall be deemed to approve the Consideration Allocation. Upon written notice of objection, Seller and Buyer shall negotiate in good faith to resolve any dispute; provided, however, that if Seller and Buyer are unable to resolve the dispute and finalize the Consideration Allocation within twenty (20) days after Seller’s delivery to Buyer of its notice of objection, such dispute shall be immediately submitted to the Independent Accountants. The Independent Accountants shall review the matter and resolve any matters in dispute in accordance with Section 1060 of the Code, and finalize the Consideration Allocation within ninety (90) days after the Final Determination Date. Absent blatant error, Buyer and Seller shall be bound by the Independent Accountants’ determination as to the Consideration Allocation, and the Independent Accountants’ fees and expenses in making such determination shall be borne equally by Buyer and Seller. Notwithstanding the foregoing, in the event the Consideration Allocation has not been determined prior to the filing date for any Tax Returns, and any attached documents, schedules or forms (including IRS Form 8594), the Parties shall timely make such filings on the basis of the Consideration Allocation prepared by Buyer (as adjusted by any changes proposed by Seller that are not disputed by Buyer), and shall, following the final determination of the Consideration Allocation, file any amendments reasonably necessary to correct such prior filings.

(i)    The parties hereto agree to be bound by the Consideration Allocation, as mutually agreed upon or as determined by the Independent Accountants, and will take no action inconsistent with the Consideration Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law. In the event of any Tax Proceeding that impacts the Consideration Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties hereto thereof, and take all commercially reasonable efforts to defend the validity and accuracy of the Consideration Allocation.
5.11    Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
5.12    Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Company or its Subsidiaries’ business) and with advance written notice to Buyer, to the books and records of the Company or any of its Subsidiaries with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, Seller and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Company or any of its Subsidiaries containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to Seller’s duties relating to this Agreement and Seller has executed a confidentiality agreement in form and substance reasonably satisfactory to the Buyer. Unless otherwise consented to in writing by Seller, Buyer will not, and Buyer will not permit the Company or any of its Subsidiaries to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Company or any of its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.
5.13    Non-Competition, Non-Solicitation and Non-Disclosure. Contemporaneous with the Closing, Seller shall enter a written agreement, in the form of Exhibit A to this Agreement (the “Restrictive Covenant Agreement”).
5.14    Release of Specified Guarantied Obligations; Intercompany Obligations.
(a)    From and after the Closing, Buyer will use its reasonable best efforts to cause Seller and/or its Affiliates to be released from all guaranties under the obligations of the Company or any of its Subsidiaries set forth on Schedule 5.05(a) (the “Specified Guaranteed Obligations”). Seller will cooperate with Buyer in obtaining releases of the Specified Guaranteed Obligations and will reimburse Buyer within five (5) Business Days for any reasonable and documented out-of-pocket costs that Buyer incurs after the Closing Date in obtaining any such releases. Buyer agrees and acknowledges that it shall obtain Seller’s prior written consent before approving any such out-of-pocket costs in excess of $10,000.
(b)    Within twenty-one (21) days following Closing, Seller will cause the Company and each of its Subsidiaries to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation reasonably satisfactory to Buyer, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.
(c)    Except as set forth on Schedule 5.05(c), or to the extent included in the calculation of Closing Indebtedness or Closing Invested Capital, effective as of the Closing all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of the Company or any of its Subsidiaries to Seller or its Affiliates, and all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of Seller or its Affiliates to the Company or any of its Subsidiaries, are hereby canceled and of no further force or effect.
(d)    With respect to any Indebtedness or accounts payable of the Company and its Subsidiaries owed to Seller or its Affiliates and included as part of Closing Invested Capital or Closing Indebtedness, Buyer shall cause the Company and its Subsidiaries to pay all such amounts in full within three (3) days of the date the Final Aggregate Closing Consideration is determined (or with respect to its one-half of any prepayment or related fee for the repayment of Indebtedness to Daimler or Affiliates, contemporaneously with the payment of the other one-half of such fee by Buyer). Similarly, with respect to any accounts receivable of the Company and its Subsidiaries payable by Seller or its Affiliates and included as part of Closing Invested Capital, Seller shall, and shall cause its Affiliates to, as applicable, pay all such amounts in full within three (3) days of the date the Final Aggregate Closing Consideration is determined.
5.15    Jacksonville Lease. To the extent the Company or any of its Subsidiaries has not been removed as a party from all agreements and released from all obligations, in each case, related to the Leased Real Property located in Jacksonville, FL (the “Jacksonville Property”) prior to the Closing, Seller will cause the Company and its Subsidiaries to be removed from such agreements and released from such obligations.
5.16    Audited Financials. Seller will use its reasonable best efforts to (i) cause the audit by Seller’s independent auditor, Ernst & Young LLP (the “Auditor”), of the financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2016 (the “Audit”) to have been completed to Parent’s reasonable satisfaction within sixty (60) days following the Closing Date and (ii) cause the Auditor to consent to the inclusion of the Audit in Parent's SEC filings.
5.17    Pre-Closing Claims. Liability for, and responsibility for management of, Reserved Claims, OR-WA Claims, CA Employment Claims, and Former Owner Claims will be as set forth in the Claims Management Agreement.
ARTICLE 6
DEFINITIONS
6.10    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a)    “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(b)    “Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).
(c)    “Agreement” has the meaning set forth in the Preamble.
(d)    “Audit” has the meaning set forth in Section 5.07.

(e)    “Auditor” has the meaning set forth in Section 5.07.
(f)    “Amended and Restated Leases” has the meaning set forth in Section 1.04(g).
(g)    “Benefit Program” has the meaning set forth in Section 2.14(a)(ii).
(h)    “Business Day” means any day, other than a Saturday, a Sunday, or any other day on which banks located in New York, New York are closed for business as a result of federal, state, or local holiday.
(i)    “Buyer” has the meaning set forth in the Preamble.
(j)    “Buyer Indemnitees” has the meaning set forth in Section 4.03.
(k)    “Buyer’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of the following officers of Buyer: Michael Gerdin, John Cosaert, or Chris Strain.
(l)    “CA Employment Claims” means Third Party Claims, whether known or unknown, absolute or contingent, reported or incurred but not reported, and whether or not disclosed on the Schedules, to the extent they derive from (i) employment of current or former California-based employees or engagement of current or former California-based independent contractors of the Company or its Subsidiaries, which claims are subject to jurisdiction of federal or state courts sitting in the state of California (or any appeal therefrom) or that otherwise apply the laws of such state, and (ii) actions, omissions, events, or circumstances regarding the people identified in subsection (i) occurring or existing on or prior to the Closing Date; provided, for clarification, CA Employment Claims does not include Third Party Claims to the extent related to actions, omissions, events or circumstances occurring or existing from and after the Closing Date.
(m)    “Claiming Party” has the meaning set forth in Section 4.05(a).
(n)    “Claims Management Agreement” has the meaning set forth in Section 1.04(p).
(o)    “Closing” has the meaning set forth in Section 1.03.
(p)    “Closing Consideration Notice of Disagreement” has the meaning set forth in Section 1.02(d).
(q)    “Closing Date” has the meaning set forth in Section 1.03.
(r)    “Closing Indebtedness” means the Indebtedness as of June 30, 2017.
(s)    “Closing Invested Capital” means the Invested Capital as of June 30, 2017.
(t)    “Closing Statement” has the meaning set forth in Section 1.02(c).
(u)    “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(v)    “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(w)    “Company” has the meaning set forth in the Preamble.

(x)    “Company Release” has the meaning set forth in Section 1.05(f).
(y)    “Company Stock” has the meaning set forth in the Preamble.
(z)    “Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.
(aa)    “Consideration Allocation” has the meaning set forth in Section 5.01(h).
(bb)    “Contributions” has the meaning set forth in Section 4.06(a).
(cc)    “Customer Contracts” has the meaning set forth in Section 2.11(c).
(dd)    “Defending Party” has the meaning set forth in Section 4.05(a).
(ee)    “DOT” means the U.S. Department of Transportation.
(ff)    “Electronic Delivery” has the meaning set forth in Section 7.16.
(gg)    “Environmental Laws” has the meaning set forth in Section 2.17(a).
(hh)    “ERISA” has the meaning set forth in Section 2.14(a)(i).
(ii)    “ERISA Affiliate” means any trade or business related to the Company under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(jj)    “Estimated Aggregate Closing Consideration” means Seller’s good faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Company’s and its Subsidiaries’ consolidated balance sheet as of May 31, 2017 adjusted for best estimates based on subsequent general ledger entries with respect to Closing Invested Capital and Closing Indebtedness, as may be reasonably practicable.
(kk)    “FHWA” has the meaning set forth in Section 2.09(b).
(ll)    “Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(g).
(mm)    “Financial Statements” has the meaning set forth in Section 2.05(a).
(nn)    “FMCSA” has the meaning set forth in Section 2.09(b).
(oo)    “Former Owner Claims” mean Third Party Claims that are (i) relating to the rights of former owners of the Company, whether known or unknown, absolute or contingent, reported or incurred but not reported, and whether or not disclosed on the Schedules, and (ii) that arose from actions, omissions, events, or circumstances existing or occurring on or prior to the Closing Date.
(pp)    “Fundamental Representations” has the meaning set forth in Section 4.01.

(qq)    “GAAP” means accounting principles generally accepted in the United States.
(rr)    “Governmental Authority” means any federal, state, local, or foreign government, political subdivision, legislature, court, agency, department, bureau, commission, or other governmental regulatory authority, body, or instrumentality.
(ss)    “GSB” has the meaning set forth in Section 1.04(k).
(tt)    “Income Tax Returns” has the meaning set forth in Section 5.01.
(uu)    “Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and fifty percent (50%) of any prepayment premiums or penalties (and fifty percent (50%) of any other penalties, fees, expenses, and breakage costs), of all obligations for amounts owed to Persons other than the Company or any of its Subsidiaries (except for bona fide trade accounts payable and accrued expenses in the ordinary course of business), whether classified as debt, capitalized lease obligations, or otherwise, and whether represented by bonds, debentures, notes, or other securities, (ii) all cash overdrafts or checks in excess of cash balances of the Company or any of its Subsidiaries, (iii) all deferred obligations of the Company or any of its Subsidiaries for the payment of the purchase price of property or capital assets purchased, (iv) obligations of the Company or any of its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of the Company or any of its Subsidiaries pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company or any of its Subsidiaries is required to repay, (vi) any payment obligation of the Company or any of its Subsidiaries under any currency, commodity, or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Lien existing on property owned by the Company or any of its Subsidiaries, except Permitted Liens, and (vii) all other short-term and long-term liabilities of the Company or any of its Subsidiaries for borrowed money (except for bona fide trade accounts payable and accrued expenses in the ordinary course of business). For the avoidance of doubt, “Indebtedness” shall not include equipment leases or real property leases (or any premiums, penalties, fees, expenses, and breakage costs associated therewith), accounted for as operating leases in the Financial Statements, in accordance with GAAP.
(vv)    “Independent Accountants” means a top ten national independent accounting firm mutually identified by Buyer and Seller.
(ww)    “Insurance Policies” has the meaning set forth in Section 2.15.
(xx)    “Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations, and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Company.

(yy)     “Invested Capital” means the invested capital of the Company and its Subsidiaries calculated using the account items set forth on Exhibit B.
(zz)    “Jacksonville Property” has the meaning set forth in Section 5.06.
([[)    “Latest Balance Sheet” has the meaning set forth in Section 2.05(a).
(aaa)    “Leased Real Property” has the meaning set forth in Section 2.08(b).
(bbb)    “Liens” means any charge, claim, community, or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement, and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
(ccc)    “Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees), Tax or Lien whether or not involving a third-party claim.
(ddd)    “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a materially adverse effect on the financial condition, results of operations, or prospects of the Company and its Subsidiaries, taken as a whole, but will not include (i) any change in any law; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil, or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operate but that does not disproportionately affect the Company or any of its Subsidiaries; (iv) the entry into the Agreement and/or the announcement or consummation of the transactions contemplated hereby; (v) any action taken by Company at the request of the Buyer or any of its Affiliates; (vi) any omission to act or action taken at the direction or with the consent of Buyer (including those omissions to act or actions taken which are permitted by the Agreement); or (vii) any national or international political event or occurrence, including acts of war or terrorism, to the extent such act does not disproportionately affect the Company or any of its Subsidiaries.
(eee)     “Noticed Claims” has the meaning set forth in Section 4.05(a).
(fff)    “Open Source Code” will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of the Company. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License,

Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(ggg)    “Options” means all options, warrants, or other rights to acquire capital stock or other equity securities of the Company or any of its Subsidiaries held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of the Company or any of its Subsidiaries or pursuant to any agreement with the Company or any of its Subsidiaries, Seller or any other Person.
(hhh)    “OR-WA Claims” means all Third Party Claims, whether known or unknown, absolute or contingent, reported or incurred but not reported, and whether or not disclosed on the Schedules, to the extent derived from (i) employment of current or former Washington or Oregon based employees or engagement of current or former Washington or Oregon based independent contractors of the Company or its Subsidiaries, which claims are subject to jurisdiction of federal or state courts sitting in the states of Washington or Oregon (or any appeal therefrom) or that otherwise apply the laws of such states, and (ii) actions, omissions, events, or circumstances regarding the people identified in subsection (i) occurring or existing on or prior to the Closing Date; provided, for clarification, OR-WA Claims does not include Third Party Claims to the extent related to actions, omissions, events, or circumstances occurring or existing from and after the Closing Date.
(iii)    “Other State Employment Claims” means Third Party Claims, whether known or unknown, absolute or contingent, reported or incurred but not reported, and whether or not disclosed on the Schedules, to the extent they derive from employment of current or former employees or engagement of current or former independent contractors of the Company or its Subsidiaries based in states other than California, Washington or Oregon, which claims are subject to jurisdiction of federal or state courts sitting in states other than California, Washington or Oregon (or any appeal therefrom) or that otherwise apply the laws of such state.
(jjj)    “Overpayment” has the meaning set forth in Section 1.02(h).
(kkk)    “Owned Real Property” has the meaning set forth in Section 2.08(a).
(lll)     “Parent” has the meaning set forth in the Preamble.
(mmm)    “Permitted Liens” means (i) inchoate statutory Liens (not evidenced by any filing) for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company, (ii) mechanic’s, carriers’, workers’, repairers’, and similar inchoate statutory Liens (not evidenced by any filing) arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements, and other similar matters of record affecting the Company’s or any of its Subsidiaries' interest in the Owned Real Property or the Leased Real Property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (vi) those matters identified in Schedule 6.01(nnn).
(nnn)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

(ooo)    “Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Company or any of its Subsidiaries.
(ppp)    “Plan” has the meaning set forth in Section 2.14(a)(i).
(qqq)    "Pre-Closing Period" means any Tax period ending on or before the Closing Date.
(rrr)    “Real Property Leases” has the meaning set forth in Section 2.08(b).
(sss)    “Registered Intellectual Property” has the meaning set forth in Section 2.12(a).
(ttt)    “Reserved Claims” means Third Party Claims for accident liability, general liability, workers’ compensation, and cargo (but not health or physical damage) to the extent derived from actions, omissions, events, or circumstances existing or occurring on or prior to the Closing Date; provided, for clarification, Reserved Claims does not include Third Party Claims to the extent related to actions, omissions, events, or circumstances occurring or existing from and after the Closing Date.
(uuu)    “Restrictive Covenant Agreement” has the meaning set forth in Section 5.04(a).
(vvv)    “Schedules” has the meaning set forth in the lead-in paragraph to Article 2.
(www)    “SEC” has the meaning set forth in Section 3.07.
(xxx)    “Section 280G Payment” has the meaning set forth in Section 2.14(h).
(yyy)    “Securities Act” means the Securities Act of 1933, as amended.
(zzz)    “Seller” has the meaning set forth in the Preamble.
([[[)    “Seller Taxes” means any and all Taxes of the Seller or any of its Subsidiaries or Affiliates (including the Company and its Subsidiaries for all periods through the Closing, but excluding the Company and its Subsidiaries for all periods after the Closing).
(aaaa)    “Seller’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of Marc Rogers, Derek VanDomelen, or Mark Tabbutt.
(bbbb)    “Shareholder Release” has the meaning set forth in Section 1.04(m).
(cccc)    “Specified Guaranteed Obligations” has the meaning set forth in Section 5.05(a).
(dddd)    “Software” means all proprietary computer programs designed, created, developed, or modified by the Company or any of its Subsidiaries, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code, or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(eeee)    “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

(ffff)    “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership’s, limited liability company’s, association’s, or other business entity’s gains or losses or will be or control the managing director, managing member, general partner, or other managing Person of such partnership, limited liability company, association, or other business entity. The term “Subsidiary” will include all Subsidiaries of such Subsidiary. With respect to the Company, “Subsidiary” will include any current or former Subsidiary of the Company.
(gggg)    “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.
(hhhh)    “Tax Proceeding” has the meaning set forth in Section 5.01(d).
(iiii)    “Tax Returns” means any return, claim for refund, report, or information return relating to Taxes, or any amendment thereto, including any schedule or attachment thereto.
(jjjj)    “Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying, or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(kkkk)    “Third Party Claim” has the meaning set forth in Section 4.05(a).
(llll)    “Threshold” has the meaning set forth in Section 4.04(b)(i).
(mmmm)    “Transaction Documents” means each of this Agreement, the Amended and Restated Leases, the Restrictive Covenant Agreement, the Shareholder Release, the Company Release, the Transition Services Agreement, the Claims Management Agreement, and each other agreement, certificate, instrument, and document referred to herein or therein or delivered pursuant hereto or thereto.
(nnnn)    “Transaction Expenses” means the aggregate fees and expenses incurred by the Company (prior to Closing), the Subsidiaries of the Company, and Seller in connection with the negotiation of this

Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by the Company but unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting, and other fees and expenses of third parties, and (ii) all fees and expenses allocated to Seller hereafter and in the other Transaction Documents (including Transfer Taxes). In no event will “Transaction Expenses” be deemed to include (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) current liabilities included in the determination of Closing Invested Capital or Closing Indebtedness, or (z) fees and expenses incurred by the Company and/or its Subsidiaries from and after Closing.
(oooo)    “Transfer Taxes” has the meaning set forth in Section 5.01(f).
(pppp)    “Transition Services Agreement” has the meaning set forth in Section 1.04(o).
(qqqq)    “Unaudited Interim Financial Statements” has the meaning set forth in Section 2.05(a).
(rrrr)    “Underpayment” has the meaning set forth in Section 1.02(g).
(ssss)    “Vendor Contracts” has the meaning set forth in Section 2.11(d).
(tttt)    “Year-end Financial Statements” has the meaning set forth in Section 2.05(a).
6.11    Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections, and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections, and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Schedules to this Agreement are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine, or neuter genders will be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “law”, “laws” or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules, and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules, and regulations, the reference to such law, rules, or regulations means such, law, rules, or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument, or document means such agreement, instrument, or document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE 7
MISCELLANEOUS

7.10    Press Releases and Announcements. No public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is required to comply with the securities laws and regulations of the NASDAQ Stock Market.
7.11    Expenses. Buyer will pay all of its fees, costs, and expenses (including investment bankers’ and attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Seller will pay, on behalf of itself and the Company and its Subsidiaries, all Transaction Expenses, or such Transaction Expenses, if paid by the Company or any of its Subsidiaries, will be recorded as a current liability in the calculation of Final Aggregate Closing Consideration. Except as otherwise provided in Section 1.02(f), in the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.
7.12    Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands, and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:
Heartland Express, Inc. of Iowa
901 North Kansas Avenue
North Liberty, IA 52317
Attention: Chris Strain
Email: cstrain@heartlandexpress.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark A. Scudder
Email: mscudder@scudderlaw.com
Notices to Seller:
Saltchuk Resources, Inc.
1111 Fairview Ave. N.
Seattle, WA 98109
Attention: Steven E. Giese
Email: steveg@saltchuk.com
with a copy to (which will not constitute delivery of notice):

Brent L. Jones
Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, WA 98101

7.13    Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
7.14    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and Seller will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.15    Construction and Disclosure. Buyer, Seller, and the Company each acknowledge and agree that they and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). Disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.
7.16    Captions. The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.

7.17    Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, the Company and Seller. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by Seller, such waiver may be signed by Seller. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
7.18    Complete Agreement. This Agreement and the other Transaction Documents, together with any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
7.19    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
7.20    Governing Law. All matters relating to the interpretation, construction, validity, and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Washington.
7.21    JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION, OR PROCEEDING, IN A STATE COURT) IN THE STATE OF WASHINGTON; PROVIDED, THAT THE PARTIES INTEND TO AND HEREBY CONFER JURISDICTION TO ENFORCE THE RIGHTS AND OBLIGATIONS SET FORTH IN THE RESTRICTIVE COVENANT AGREEMENT UPON THE COURTS OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH A BREACH OF SUCH OBLIGATIONS OCCURRED. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
7.22    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE

TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.23    No Third Party Beneficiaries. Except for the Buyer Indemnities under Article 4, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
7.24    Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.
7.25    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
7.26    Legal Representation. GSB and any other attorney currently serving as counsel to Seller, the Company and/or any of their Affiliates, including without limitation, attorneys employed as in-house counsel (each of whom constitutes “Seller Counsel”), may serve as counsel to Seller, the Company, or both in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby. Following the Closing, Seller Counsel may serve as counsel to Seller or any director, manager, member, partner, owner, officer, employee, or Affiliate thereof in connection with any claim, dispute, or other matter, including any matter relating to this Agreement or the transactions contemplated by this Agreement, such as matters contemplated by Section 1.02 or Section 4.08 hereof. Having been advised to consult with separate counsel and having had the opportunity to do so, the Company and its Affiliates, and each of the parties hereto, hereby waive any conflict of interest that might arise therefrom or in connection with any of these engagements of Seller Counsel.
All privileged or confidential communications between Seller Counsel and Seller, the Company and/or any of their Affiliates relating to the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not to the Company and its Subsidiaries), as shall all privileged or confidential communications regarding any matter between Seller Counsel and anyone other than the Company and its Subsidiaries.
Accordingly, the Company and its Subsidiaries shall have no access to the files of Seller Counsel, or to any privileged or confidential communications with Seller Counsel, relating to the negotiation,

documentation and consummation of the transactions contemplated hereby, whether or not the Closing shall have occurred. Further, the Company and its Subsidiaries shall have no access to the files of Seller Counsel for any other matter except for a matter in which the Company or any of its Subsidiaries was Seller Counsel’s client, and they shall have no access to privileged or confidential communications between Seller Counsel and anyone other than the Company or any of its Subsidiaries.
7.27    Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance of all obligations of Buyer under this Agreement and the other Transaction Documents, including, without limitation, the payment of the Aggregate Closing Consideration to Seller, the payment of any Underpayment to Seller, and the payment to Seller of any and all Losses incurred by the Seller (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Transaction Documents. The obligations of Parent under this Section 7.18 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Transaction Document or any rights, interests, benefits, or obligations thereunder by Buyer or Parent, whether by operation of law or otherwise and whether or not consented to by Seller. Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Buyer has in fact fully and promptly performed all of its obligations under this Agreement and the other Transaction Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.
BUYER:

Heartland Express, Inc. of Iowa

By:    /s/ Michael Gerdin
Name:    Michael Gerdin
Title:    President

PARENT:

Heartland Express, Inc.

By:    /s/ Michael Gerdin
Name:    Michael Gerdin
Title:    Chief Executive Officer and President

SELLER:

Saltchuk Resources, Inc.

By:    /s/ Steven E. Giese
Name:    Steven E. Giese

Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

COMPANY:

Interstate Distributor Co.

By:    /s/ Steven E. Giese
Name:    Steven E. Giese
Title:    Assistant Secretary and Treasurer

Exhibit A
Restrictive Covenant Agreement

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is executed and delivered as of July 6, 2017, by and among Heartland Express, Inc. of Iowa, an Iowa corporation (“Buyer”) and Saltchuk Resources, Inc., a Washington corporation (the “Restricted Person”).

WHEREAS, Buyer, the Restricted Person, Interstate Distributor Co., a Washington corporation (the “Company”), and Parent, in its capacity as guarantor, have entered into a Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”) pursuant to which Buyer has agreed to acquire all of the outstanding Company Stock;

WHEREAS, the Restricted Person, as Seller under the Stock Purchase Agreement, will receive substantial benefits from the payment of the Aggregate Closing Consideration and the performance of other obligations under the Stock Purchase Agreement by Buyer and the Company after the Closing;

WHEREAS, the Restricted Person possesses valuable relationships, knowledge, and/or information concerning the business of the Company that could be used to compete with the Company and thereby diminish the financial return that Buyer realizes as a result of the contemplated transaction;

WHEREAS, Buyer is willing to pay the Aggregate Closing Consideration and proceed with the transactions contemplated by the Stock Purchase Agreement because of the Company’s customer, driver, contractor, employee and agent relationships, and that the same may be severely and irreparably harmed by competition from the Restricted Person;

WHEREAS, Buyer is willing to purchase the Company Stock from the Restricted Person only on the condition that the Restricted Person enters into this Agreement to protect Buyer’s legitimate interests in the business of the Company; and

WHEREAS, the Restricted Person agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Stock Purchase Agreement and consummate the transactions contemplated in the Stock Purchase Agreement.

NOW, THEREFORE, the Restricted Person agrees as follows:

1.Certain Definitions.

a.	For purposes of this Agreement:

i.    “Competitive Business” means the interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed, or refrigerated trailers, and any other service provided by the Company within six months prior to the Closing Date. For avoidance of doubt, the term "Competitive Business" shall not include the Restricted Person’s continued operation of: Northern Aviation Services and its Subsidiaries, as a provider of cargo transportation service by air; Carlile Transportation, as a trucking and logistics company primarily serving Alaska and markets outside the contiguous U.S.; TOTE, Inc. and its Subsidiaries (including TOTE Services), as a Jones Act shipping business and provider of logistics services related thereto; Birdsall, Inc. and its Subsidiaries, including Tropical Shipping and Construction Company, as a primarily international shipping and international logistics business; Foss Maritime Company and its Subsidiaries, as a provider of marine transportation and logistics services, marine technical and engineering services, harbor services, and liner barge services; North Star Petroleum and its Subsidiaries, as a distribution business primarily involved in distribution of bulk petroleum; and Spectrum Logistics, Inc. d/b/a Shoreside Logistics and/or the Spectrum Logistics division of the Company, in each case, as operated on the Closing Date (including completion of the separation of Spectrum Logistics from the Company, and operation of Spectrum Logistics by Restricted Person as a separate business). Further, for avoidance of doubt, the term "Competitive Business" shall also not include drayage activities, warehousing, freight consolidation, less-than-truckload operation or truckload activity within Alaska, Hawaii, Puerto Rico, or other markets outside the contiguous United States.

ii.    “Restricted Period” means the period from the Closing Date through the fifth (5th) anniversary of the Closing Date.

b.All other capitalized terms used herein but not otherwise defined will have the meanings set forth in the Stock Purchase Agreement.

2.Restrictive Covenants. In consideration of the Closing and the transactions contemplated by the Stock Purchase Agreement, the Restricted Person agrees to abide by the following restrictive covenants:

a.Non-Competition. For the Restricted Period, the Restricted Person will not, and will cause its Affiliates (except the Restricted Person’s independent directors) to not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his, her, or its name or any similar name to, lend his, her, or its credit or render services or advice to, any Competitive Business anywhere in the contiguous United States, provided, however, that nothing herein will be deemed to prevent the Restricted Person from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of the equity securities of any entity that derives more than fifty percent (50%) of its gross revenues from the conduct of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as the Restricted Person is not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the SEC) or any such issuer; and provided further, however, that nothing herein will be deemed to prevent the Restricted Person from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business or any entity involved in a Competitive Business.

b.Non-Solicitation. In consideration of the Closing and the transactions contemplated by the Stock Purchase Agreement, for the Restricted Period, the Restricted Person will not, and will cause its Affiliates (except the Restricted Person’s independent directors) to not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i.    whether for the Restricted Person’s own account or for the account of another Person, solicit any Competitive Business from any Person that is or was in the twelve (12) months prior to such solicitation a customer of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer;

ii.    whether for the Restricted Person’s own account or the account of any other Person, solicit, employ, or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who is or was at any time within the previous twelve (12) months an employee, independent contractor, agent or otherwise engaged with the Company, or any Subsidiary or Affiliate of the Company to terminate his, her or its employment, engagement or relationship with the Company or any Subsidiary or Affiliate of the Company, provided, that the foregoing shall not prohibit the hiring of any person responding, without solicitation or other inducement by the Restricted Person, to a public job posting or general solicitation not specifically targeted at employees, independent contractors, or agents of the Company or any Subsidiary or Affiliate thereof; or

iii.    at any time interfere with the Company’s or Buyer’s or any Affiliate of the Company’s or Buyer’s relationship with any third party, including any Person who was at any time within the previous twelve (12) months a supplier, agent or customer of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer, including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship.

c.Non-Disclosure. For the applicable Restricted Period, the Restricted Person will not, and will cause its Affiliates (except the Restricted Person’s independent directors) to not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i.    disparage the Company, Buyer, or any of their Subsidiaries, Affiliates, stockholders, directors, officers, employees or agents; or

ii.    divulge, communicate, use to the detriment of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer or for the benefit of any other Person(s), or misuse in any way, any confidential information or trade secrets pertaining to the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer, except to the extent such confidential information or trade secrets may also be deemed confidential information or trade secrets of the Restricted Person or any of its Affiliates as of the Closing Date.

3.Scope and Reasonableness. The Restricted Person hereby acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, and that the scope of the restrictions set forth in the restrictive covenants herein are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Buyer.

4.Remedies for Breach of Agreement. The Restricted Person acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Agreement would be irreparable and that the award of monetary damages for such breach would be an inadequate remedy. Consequently, Buyer will have the right, in addition to, and not in limitation of, any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Agreement, and Buyer will not be obligated to post bond or other security in seeking such relief.

5.Termination of this Agreement. This Agreement shall terminate and be of no further force and effect from and after the fifth (5th) anniversary of the Closing Date. Notwithstanding the termination of this Agreement, the Restricted Person shall remain liable to Buyer for a period of one (1) year after termination of this Agreement for any violation of this Agreement that occurred prior to the termination of this Agreement.

6.Integration. The covenants set forth in this Agreement will be deemed and construed as part of the Stock Purchase Agreement, and this Agreement is hereby incorporated therein and subject to the terms and conditions thereof. Without limiting the generality of the foregoing, any claims under this Agreement shall be subject to the indemnification provisions and limitations set forth in Article 4 of the Stock Purchase Agreement. In the event of conflict between the terms hereof and the Stock Purchase Agreement, the terms hereof will govern.

7.Severability. If any term or provision of this Agreement will be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable, in whole or in part, and such determination will become final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

8.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements concerning the subject matter hereof, provided, however, that nothing herein will supersede or nullify any obligations undertaken by the Restricted Person under the Stock Purchase Agreement. This Agreement will not be amended or modified except in a writing signed by the Restricted Person and Buyer.

9.    Restricted Person’s Acknowledgment. The Restricted Person acknowledges that it has carefully read and understands the terms and conditions of this Agreement; is signing this Agreement knowingly and voluntarily of its own free will, without any duress, coercion, or undue influence by any other person or entity, and agrees that it has not relied on any statement by anyone associated with the Company or Buyer that is not contained in this Agreement in deciding to sign this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement as of the date first written above.

BUYER:

Heartland Express, Inc. of Iowa

By:    /s/ Michael J. Gerdin
Name:    Michael J. Gerdin
Title:    President

RESTRICTED PERSON:

Saltchuk Resources, Inc.

By:     /s/ Steven E. Giese
Name: Steven E. Giese

Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Exhibit B
Notes		Jun-17 Estimate
	ASSETS
	Cash	4,003,119
	Accounts receivable
	Trade	34,694,961
	Fuel card advances	449,363
	Warranty	156,000
	Employees and others	864,403
	Inventory	879,864
	Prepaid and Other:	0.00
	Licensing	1,672,606
	Insurance	1,120,198
	Federal highway tax	0
	Decals, loan fees, rent & other	924,137
	Deposits	46,250
	Assets held for sale	117,588
	Intercompany - Spectrum Logistics	0
2	Intercompany - Saltchuk Resources	(10,380,272)

	Total Current Assets	34,548,218

	Properties, buildings and equipment
	Land and buildings	250,809
	Revenue equipment	153,449,648
	Information technology	13,853,250
	Service vehicles & other equipment	2,992,182
	Office equipment	472,937
	Leasehold improvements	953,345

	Total	171,972,170

	Less accumulated depreciation	(66,304,941)

	Property, buildings & equipment - Net	105,667,229

	Other assets
	Deposits	1,035,565
	Intangible assets	3,025,037
	Other assets	474,935

	Total other assets	4,535,538

	TOTAL ASSETS	144,750,984

	LIABILITIES AND OWNER'S EQUITY

	Current liabilities
	Accounts payable
	Trade	2,858,142
	Employees and others	3,523,831
	Accrued expenses	13,730,597
3	Current portion - Debt & CLO	6,034,825
	Reserves	3,222,388
	Taxes other than income taxes	1,141,500

	Total current liabilities	30,511,283

4	Long-term portion - Debt & CLO	17,403,679
	Reserves	10,513,320
	Deposits	135,135
	Other long-term liabilities	624,654

	Total noncurrent liabilities	28,676,788

1	Owners' equity
	Common stock	2,360
	Additional paid-in-capital	42,524,217
	Retained earnings & Owners' equity	43,036,337
	Accum other comprehensive income	0

	Total owners' equity	85,562,914

	TOTAL LIABILITIES AND EQUITY	144,750,984

	Invested Capital Definition Summary
1	Owners Equity	85,562,914
2	Intercompany - Saltchuk Resources	10,380,272
3	Current portion - Debt & CLO	6,034,825
4	Long-term portion - Debt & CLO	17,403,679
5	Invested Capital	119,381,690

	Consideration Summary
5	Estimated Closing Invested Capital	119,381,690
§1.02(b)	Less: Adjustment to Invested Capital	(2,000,000)
3+4	Less: Indebtedness on Closing Balance Sheet	(23,438,504)
§1.02(b)	Estimated Aggregate Closing Consideration	93,943,186